CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,100,000	$126.06

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated September 25, 2012 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,100,000 Buffered SuperTrackSM Notes due September 27, 2016 Linked to the Performance of a Basket of Commodities Global Medium-Term Notes, Series A, No. C-458

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	September 25, 2012

Issue Date:	September 28, 2012

Basket Final Valuation Date:	September 22, 2016*†

Maturity Date:	September 27, 2016*

Denominations:	Minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket comprised of the following commodities (each a “basket component” and together, the “basket components”) in weighted allocations:

Basket Component	Bloomberg ticker symbol**	Weight	Initial Level
Brent Crude, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	CO1 <Comdty>	1/5	110.45 USD/barrel
Gasoline RBOB, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	XB1<Comdty>	1/5	296.71 USD/gallon
Gold, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	GOLDLNPM<Comdty>	2/15	1,771.50 USD/troy ounce
Silver, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	SLVRLN<Comdty>	2/15	3,401 US cents/troy ounce
Platinum, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	PLTMLNPM<Comdty>	2/15	1,633 USD/troy ounce
Copper, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	LOCADY<Comdty>	1/15	8,235.50 USD/tonne
Nickel, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	LONIDY<Comdty>	1/15	18,275 USD/tonne
Zinc, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	LOZSDY<Comdty>	1/15	2,092 USD/ tonne

Payment at Maturity:

If the Basket Return is greater than 0%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Basket Return times the Upside Leverage Factor. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount Note would be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 ×(Basket Return × 1.30)]

If the Basket Return is 75% or more, you will receive (subject to our credit risk) a payment at maturity of $1,975.00 per $1,000 principal amount Note that you hold, the maximum possible payment on the Notes.

If the Basket Return is less than or equal to 0% and equal to or greater than -15%, you will receive (subject to our credit risk) a cash payment of $1,000 per $1,000 principal amount Note that you hold; and

If the Basket Return is less than -15%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) (i) $1,000 times (ii) the Basket Return plus the Buffer Percentage, calculated per $1,000 principal amount Note as follows

$1,000 + [$1,000 × (Basket Return + Buffer Percentage)]

If the Basket declines by more than 15% from the Initial Basket Level to the Final Basket Level, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Return falls below -15%. You could lose up to 85% of your principal at maturity if the Final Basket Level declines from the Initial Basket Level by more than 15%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Basket Return:	The performance of the reference asset from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	Set equal to 100 on the basket initial valuation date.

Final Basket Level:

The final basket level will be calculated as follows:

100 × [1 + (Brent Crude return × 1/5) + (Gasoline RBOB return × 1/5) + (Gold return × 2/15) + (Silver return × 2/15) + (Platinum return × 2/15) + (Copper return × 1/15) + (Nickel return × 1/15) + (Zinc return × 1/15) ]

The returns set forth in the formula above reflect the performance of the each basket component as described under “Basket Component Return” below.

Basket Component Return:

The performance of the basket component from the initial level to the final level, calculated as follows:

Final Level – Initial Level
Initial Level

Where,

Initial Level = for each basket component, the initial level is the settlement price of the basket component on the basket initial valuation date, determined as described under “Reference Asset” above;

Final Level = for each basket component, the final level will equal the settlement price of the basket component on the basket final valuation date, determined as described under “Reference Asset” above.

Upside Leverage Factor:	1.30

Maximum Return	97.5%

Buffer Percentage:	15%

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TGY7 and US06741TGY73

*	Subject to postponement in the event of a market disruption event as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	For reference purposes only, the values of the basket components on the basket initial valuation date and the basket final valuation date may be seen using the indicated Bloomberg tickers. However, if there is any discrepancy between the values specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Asset” above, the values determined by the calculation agent shall prevail.
†	If such day is not a scheduled trading day, the next succeeding scheduled trading day.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	0.00%	100%
Total	$1,100,000	$0.00	$1,100,000

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below are based on the initial levels for the basket components as follows: 110.45 USD/barrel in respect of Brent Crude, 296.71 USD/gallon in respect of Gasoline RBOB, 1,771.50 USD/troy ounce in respect of Gold, 3,401 US cents/troy ounce in respect of Silver, 1,633 USD/troy ounce in respect of Platinum, 8,235.50 USD/tonne in respect of Copper, 18,275 USD/tonne in respect of Nickel and 2,092 USD/tonne in respect of Zinc. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on the Notes
200	100%	$1,975.00	97.50%
190	90%	$1,975.00	97.50%
180	80%	$1,975.00	97.50%
175	75%	$1,975.00	97.50%
170	70%	$1,910.00	91%
160	60%	$1,780.00	78%
150	50%	$1,650.00	65%
140	40%	$1,520.00	52%
130	30%	$1,390.00	39%
120	20%	$1,260.00	26%
110	10%	$1,130.00	13%
105	5%	$1,065.00	6.5%
100	0	$1,000	0
90	-10%	$1,000	0
85	-15%	$1,000	0
80	-20%	$950	-5%
70	-30%	$850	-15%
60	-40%	$750	-25%
50	-50%	$650	-35%
40	-60%	$550	-45%
30	-70%	$450	-55%
20	-80%	$350	-65%
10	-90%	$250	-75%
0	-100%	$150	-85%

PS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: The basket level increases from an initial basket level of 100 to a final basket level of 115.

Step 1: Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Level	Final Level	Weight	Basket Component Return
Brent Crude (USD/barrel)	110.45	121.495	1/5	10.00%
Gasoline RBOB (USD/gallon)	296.71	341.2165	1/5	15.00%
Gold (USD/troy ounce)	1771.5	1948.65	2/15	10.00%
Silver (US cents/troy ounce)	3401	3911.15	2/15	15.00%
Platinum (USD/troy ounce)	1633	1959.6	2/15	20.00%
Copper (USD/tonne)	8235.5	9470.825	1/15	15.00%
Nickel (USD/tonne)	18275	20102.5	1/15	10.00%
Zinc (USD/tonne)	2092	2824.2	1/15	35.00%

The Basket Component Return of each basket component is the performance of the basket component from the initial level to the final level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (10% × 1/5) + (15% × 1/5) + (10% × 2/15) + (15% × 2/15) + (20% × 2/15) + (15% × 1/15) + (10% × 1/15) + (35% × 1/15)] = 115

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

115 - 100	= 15.00%
100

Step 4: Calculate the Payment at Maturity.

Because the basket return is greater than 0%, the payment at maturity per $1,000 principal amount Note is calculated as follows:

$1,000 + [$1,000 × (15.00% × 1.30)] = $1,195.00

Therefore, the payment at maturity is $1,195.00 per $1,000 principal amount Note, representing a 19.50% return on investment over the term of the Notes.

Example 2: The basket level decreases from an initial basket level of 100 to a final basket level of 40.

Step 1: Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Level	Final Level	Weight	Basket Component Return
Brent Crude (USD/barrel)	110.45	27.6125	1/5	-75.00%
Gasoline RBOB (USD/gallon)	296.71	172.0918	1/5	-42.00%
Gold (USD/troy ounce)	1771.5	442.875	2/15	-75.00%
Silver (US cents/troy ounce)	3401	1768.52	2/15	-48.00%
Platinum (USD/troy ounce)	1633	873.655	2/15	-46.50%
Copper (USD/tonne)	8235.5	3294.2	1/15	-60.00%
Nickel (USD/tonne)	18275	4568.75	1/15	-75.00%
Zinc (USD/tonne)	2092	523	1/15	-75.00%

PS–3

The Basket Component Return of each basket component is the performance of the basket component from the initial level to the final level, calculated as follows, subject to the maximum return:

Final Level – Initial Level

Initial Level

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (-75% × 1/5) + (-42% × 1/5) + (-75% × 2/15) + (-48% × 2/15) + (-46.50% × 2/15) + (-60% × 1/15) + (-75% × 1/15) +

(-75% × 1/15) ] = 40

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows, subject to the Maximum Return:

40 - 100	= -60.00%
100

Step 4: Calculate the Payment at Maturity.

Because the basket return is less than -15%, the payment at maturity per $1,000 principal amount Note is calculated as follows:

$1,000 + ($1,000 × Basket Return + Buffer Percentage)

$1,000 + ($1,000 × -60% +15%) = $550.00

Therefore, the payment at maturity is $550.00 per $1,000 principal amount Note, representing a -45.00% loss on investment over the term of the Notes.

Example 3: The basket level decreases from an initial basket level of 100 to a final basket level of 90.

Step 1: Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Level	Final Level	Weight	Basket Component Return
Brent Crude (USD/barrel)	110.45	82.8375	1/5	-25.00%
Gasoline RBOB (USD/gallon)	296.71	222.5325	1/5	-25.00%
Gold (USD/troy ounce)	1771.5	1576.635	2/15	-11.00%
Silver (US cents/troy ounce)	3401	3077.905	2/15	-9.50%
Platinum (USD/troy ounce)	1633	1926.94	2/15	18.00%
Copper (USD/tonne)	8235.5	7411.95	1/15	-10.00%
Nickel (USD/tonne)	18275	18275	1/15	0.00%
Zinc (USD/tonne)	2092	2405.8	1/15	15.00%

The Basket Component Return of each basket component is the performance of the basket component from the initial level to the final level, calculated as follows:

Final Level – Initial Level

Initial Level

PS–4

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (-25% × 1/5) + (-25% × 1/5) + (-11% × 2/15) + (-9.50% × 2/15) + (18% × 2/15) + (-10% × 1/15) + (0% × 1/15) + (15% × 1/15) ] = 90

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows, subject to the Maximum Return:

90 - 100	= -10.00%
100

Step 4: Calculate the Payment at Maturity.

Because the Basket Component Return is less than 0% and greater than -15%, the payment at maturity is $1,000 per $1,000 principal amount Note, representing a 0.00% loss on investment over the term of the Notes.

Example 4: The basket level increases from an initial basket level of 100 to a final basket level of 175.

Step 1: Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Level	Final Level	Weight	Basket Component Return
Brent Crude (USD/barrel)	110.45	193.2875	1/5	75.00%
Gasoline RBOB (USD/gallon)	296.71	534.078	1/5	80.00%
Gold (USD/troy ounce)	1771.5	2922.975	2/15	65.00%
Silver (US cents/troy ounce)	3401	6461.9	2/15	90.00%
Platinum (USD/troy ounce)	1633	2857.75	2/15	75.00%
Copper (USD/tonne)	8235.5	12353.25	1/15	50.00%
Nickel (USD/tonne)	18275	30153.75	1/15	65.00%
Zinc (USD/tonne)	2092	3870.2	1/15	85.00%

The Basket Component Return of each basket component is the performance of the basket component from the initial level to the final level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (75% × 1/5) + (80% × 1/5) + (65% × 2/15) + (90% × 2/15) + (75% × 2/15) + (50% × 1/15) + (65% × 1/15) + (85% × 1/15) ] = 175

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

175 - 100	= 75.00%
100

Step 4: Calculate the Payment at Maturity.

Because the basket return is greater than 0%, the payment at maturity per $1,000 principal amount Note is calculated as follows:

$1,000 + [$1,000 × (75% × 1.30)] = $1,975.00

Because the Basket Return multiplied by the upside leverage factor is equal to the Maximum Return, the payment at maturity is $1,975.00 per $1,000 principal amount Note. This represents a 97.50% return on investment over the term of the Notes, which is the Maximum Return.

PS–5

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The basket final valuation date, the maturity date, the payment at maturity, the basket components and the basket are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the Reference Asset. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to the portion of your Notes that reflects the performance of regulated futures contracts. If Section 1256 were to apply to such portion of your Notes, gain or loss recognized with respect to such portion of your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark such portion of your Notes to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of the Notes had been sold for fair market value).

It is also possible that the Internal Revenue Service could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of collectibles only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your

PS–6

Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities.”

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level.”

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Buffer Percentage. If the Basket Return is negative, the payment at maturity of the Notes will depend on the extent to which the Final Basket Level declines from the Initial Basket Level. If the Final Basket Level declines by more than 15% from the Initial Basket Level, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Return falls below -15%. You could lose up to 85% of your principal at maturity if the Final Basket Level declines from the Initial Basket Level by more than 15%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Any Positive Return on the Notes Will Not Exceed the Maximum Return—If the Basket Return is greater than 0%, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return multiplied by $1,000. The maximum possible payment that you may receive at maturity will be $1,975.00 per $1,000 principal amount Note that you hold.

•

Changes in the Prices of the Basket Components May Offset Each Other—Movements in the basket components may not correlate with each other. At a time when the settlement price of one or more of the basket components increases, the settlement price of other basket components may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the price of one basket component may be moderated, or more than offset, by lesser increases or declines in the price of the other basket components. Further, certain basket components have greater weightings than other basket components and a decline in such components may have a greater effect on the level of the basket.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

PS–7

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition the Issuer is a member of the London Gold Market Fixing Ltd., which determines the settlement price of Gold that is used for the settlement price of Gold on the basket initial valuation date and the settlement price of Gold on the basket final valuation date. Actions by the London Gold Market Fixing Ltd. may have an adverse effect on the price of Gold and therefore on the market value of the Notes. No member of the London Gold Market Fixing Ltd., including the Issuer, will have any obligations with respect to the amounts to be paid to you on the maturity date, or to consider your interests as an owner of Notes when it takes any actions that might affect the market value of the Notes. Although the Issuer is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd. Neither we, nor any of our affiliates or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

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Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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The Payment at Maturity on Your Notes is Not Based on the Final Prices of the Basket Components at Any Time Other than Final Valuation Date—The final basket level and the basket return will be based solely on the settlement prices of the basket components on the final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of one or more basket components drops precipitously on the final valuation date, the payment at maturity that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the basket components prior to such drop. Although the settlement prices of the basket components on the maturity date or at other times during the life of your Notes may be higher than such prices on the final valuation date, you will not benefit from any such increases in the prices of the basket components other than those increases, if any, represented by the final prices on the final valuation date.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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the expected volatility of the price of the physical commodities underlying the basket components, and of the prices of exchange-traded futures contracts for the purchase or delivery of such commodities;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	global supply and demand for the physical commodities underlying the basket components, and supply and demand for exchange-traded futures contracts for the purchase or delivery of such commodities;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Holding the Notes is not the Same as Owning the Commodities Underlying the Basket, Futures Contracts for Such Commodities or Certain Other Commodity Related Contracts Directly—The return on your Notes will not reflect the return you would realize if you actually purchased the commodities underlying the basket, futures contracts for such commodities or exchange-traded or over-the-counter instruments based on these commodities. You will not have any rights that holders of such assets or instruments have.

PS–8

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Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the basket components and, as a result, the market value of the Notes and the payment you will receive on the Notes, if any.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of basket components and, as a result, the market value of the Notes.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the prices of the basket components, therefore, the value of the Notes.

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Changes in Supply and Demand in the Market for the Futures Contracts Included in the Basket May Adversely Affect the Value of the Notes—Certain of the basket components are linked to the performance of futures contracts on the applicable underlying physical commodities. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in the second nearby month, or vice-versa. Under such circumstances, and depending on when the specified valuation date occurs, the settlement price of the basket component may be determined by reference to the futures contract expiring in a less favorable month for pricing purposes. As a result, the value of the Notes may be less than would otherwise be the case if the settlement price of the basket component had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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Certain Basket Components Provide Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities—Certain of the basket components are linked to the performance of futures contracts on the applicable underlying physical commodities. Therefore, the Notes will reflect a return based, in part, on the performance of futures contracts and do not provide exposure to the spot prices in respect of such commodities. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on the underlying physical commodities.

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Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on your Notes—Commodity futures contracts included in the basket are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. The Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Dodd-Frank Act”, provides for substantial changes in the regulation of the futures and over-the-counter derivatives markets. Among other things, the Dodd-Frank Act is intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires regulators, including the Commodity Futures Trading Commission (the “CFTC”), to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted. While the CFTC has proposed and adopted many of the required regulations, the Dodd-Frank regulatory scheme has not yet been implemented and the ultimate nature, scope and impact of the regulations on the markets and market participants cannot yet be determined.

PS–9

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation and the CFTC has adopted such rules, although they have not yet become effective. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the Dodd-Frank Act, and the CFTC’s adoption of rules on position limits, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. Industry trade groups have filed a lawsuit against the CFTC challenging the rules adopted by the CFTC on position limits, and the outcome of that litigation is yet to be seen as of the date of this filing. If the CFTC prevails in the lawsuit and the rules on position limits are upheld, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity and increase market volatility in the commodities futures contracts included in the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity, increase volatility and adversely affect prices.

Other regulatory organizations have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. For example, the European Commission recently published a proposal developed by the European Securities and Markets Authority, the successor to the Committee of European Securities Regulators, which updates the Markets in Financial Instruments Directive, commonly known as “MiFID II,” and the Markets in Financial Instruments Regulation, commonly known as “MiFIR.” The scope of the final regulations and the degree to which member states will be allowed discretion in implementing the directive is yet to be seen. If these regulations are adopted, including, for example, regulations requiring position limits, they could substantially reduce liquidity and increase volatility in the commodities futures contracts included in the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity.

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The Notes May Be Subject to Certain Risks Specific to Precious Metals—Gold, Platinum and Silver are precious metals and compose 3/5 of the Basket. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to precious metals that might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

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The Notes May Be Subject to Certain Risks Specific to Energy-Related Commodities—Brent Crude and Gasoline RBOB are energy-related commodities and compose 2/5 of the Basket. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Basket Components, and the market value of the Notes linked to the Basket Components, may offset or enhance the effect of another factor.

PS–10

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Futures Contracts on Brent Crude Oil are the Benchmark Crude Oil in European Markets—Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets, the price of Brent crude will be affected by economic conditions in Europe, as well as by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the reference asset and, therefore, the Notes.

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The Notes May Be Subject to Certain Risks Specific to Industrial Metals—Copper, Zinc and Nickel are industrial metals. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, a number of additional factors specific to industrial metals might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, and in particular copper, zinc and nickel, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Basket Components, and the market value of the Notes linked to the Basket Components, may offset or enhance the effect of another factor.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily settlement prices from January 1, 2003 through September 25, 2012 in respect of the basket components.

The settlement prices on the Basket Initial Valuation Date of September 25, 2012 are 110.45 USD/barrel in respect of Brent Crude, 296.71 USD/gallon in respect of Gasoline RBOB, 1,771.50 USD/troy ounce in respect of Gold, 3,401 US cents/troy ounce in respect of Silver, 1,633 USD/troy ounce in respect of Platinum, 8,235.50 USD/tonne in respect of Copper, 18,275 USD/tonne in respect of Nickel and 2,092 USD/tonne in respect of Zinc.

We obtained the settlement prices of the basket components below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the prices or levels of the basket components on any day during the term of the Notes, including the basket final valuation date. We cannot give you assurance that the performance of the basket components will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PS–11

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PS–12

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PS–13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PS–14

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PS–15